                                                                REDACTED VERSION



                                 EXHIBIT 10.31

                                       TO

                         TARGETED GENETICS CORPORATION

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1

                            TO BE FILED ON OR BEFORE

                                  MAY 30, 1996






"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                LICENSE AGREEMENT



         This Agreement is made and entered into this 12th day of October, 1994 ("Effective Date"), by and between the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a nonprofit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, PA 15260 ("UNIVERSITY") and RGENE THERAPEUTICS, INC., Suite 170, 2170 Buckthorne Place, The Woodlands, TX 77380 ("LICENSEE").

         WHEREAS, UNIVERSITY is the owner of certain intellectual property relating to liposome-based cancer and sepsis treatment developed by Leaf Huang, Ph.D. ("Dr. Huang"), a member of the faculty at UNIVERSITY, and has the right as specified herein to grant licenses to such intellectual property;

         WHEREAS, UNIVERSITY desires to have the LICENSED TECHNOLOGY utilized in the public interest;

         WHEREAS, LICENSEE has represented to UNIVERSITY, to induce UNIVERSITY to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the LICENSED TECHNOLOGY (as defined below) and that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the LICENSED TECHNOLOGY so that public utilization results therefrom;

         WHEREAS, the LICENSED TECHNOLOGY is the subject matter of a Sponsored Research Agreement between UNIVERSITY and LICENSEE; and

         WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS and/or LICENSED TECHNOLOGY upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

         For purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 AFFILIATE shall mean, with respect to UNIVERSITY, any clinical or research entity in Pittsburgh which is operated or managed as a facility under the University of Pittsburgh Medical Center, whether or not owned by UNIVERSITY.

         1.2 LICENSEE shall mean RGene Therapeutics, Inc. and all entities at least fifty percent (50%) owned or controlled by RGene Therapeutics, Inc., an entity which directly or indirectly owns or controls more than fifty percent (50%) of the voting stock of RGene Therapeutics, Inc. and any entity, the majority ownership of which is directly or indirectly common to the ownership of RGene Therapeutics, Inc.

         1.3 LICENSED TECHNOLOGY shall mean any product or part thereof or process which is within the FIELD OF USE and is:

                  (a) covered in whole or in part by an issued, unexpired or pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold or in which any such process is used or sold;

                  (b) manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any process that is included in LICENSED TECHNOLOGY is used or in which such product or part thereof is used or sold;

                  (c) developed, manufactured or employing any part of the TECHNOLOGY or the NEW TECHNOLOGY.

         Notwithstanding the foregoing, LICENSED TECHNOLOGY shall not include any discovery or invention in the field of HIV transfection to the extent (and only to the extent) such discovery or invention (i) resulted from the use of materials provided under, and (ii) [*] Company ([*]) pursuant to that certain [*].

         1.4 NET SALES shall mean LICENSEE's and its sublicensees' gross sales revenue for products or processes included in LICENSED TECHNOLOGY and produced hereunder less the sum of the following:

                  (a) actual cost of freight charges or freight absorption, separately stated in such invoice;

                  (b) actual trade, quantity or cash discounts allowed, if any;



- ------------------------------

         [*] Confidential Treatment Requested.

                  (c) sales, tariff duties and/or use taxes separately stated on each invoice.

         1.5 PATENT RIGHTS shall mean all UNIVERSITY United States and foreign patents, patent applications and any patents filed or issued with respect to the LICENSED TECHNOLOGY from time to time during the term of this Agreement, and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part, extensions and patents issued thereon.

         1.6 TECHNOLOGY shall mean any and all know-how, information, processes, formulae, patterns, compilations, programs, devices, methods, techniques, compounds, products, data, preparations and usage information or materials and sources thereof, whether patentable or unpatentable, in each case that relates to the PATENT RIGHTS and which have been developed in a laboratory at UNIVERSITY under the direct supervision of Dr. Huang as of the date hereof or during the term of the Sponsored Research Agreement referenced below, including that described in the invention disclosures listed on Exhibit A hereto.

         1.7 NEW TECHNOLOGY shall mean any technology within the Field of Use, that is developed after the Effective Date and prior to the expiration of the Sponsored Research Agreement in a laboratory at UNIVERSITY under supervision of Dr. Huang.

         1.8 SPONSORED RESEARCH AGREEMENT shall mean that certain Sponsored Research Agreement dated the date hereof and attached hereto as Exhibit B by and between LICENSEE and UNIVERSITY relating to certain research to be conducted under the supervision of Dr. Huang.

         1.9 FIELD OF USE shall mean the fields of cancer and sepsis related infectious diseases.

                                ARTICLE 2 - GRANT

         2.1 UNIVERSITY hereby grants, to the extent it may lawfully do so, the right to practice under the PATENT RIGHTS, within the FIELD OF USE only, the right and exclusive license throughout the entire world to make, have made, use and sell the LICENSED TECHNOLOGY to the end of the term for which the PATENT RIGHTS are issued, or, if no PATENT RIGHTS are issued, for ten (10) years from the date hereof, unless this Agreement is terminated sooner as provided herein. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Article 200 et seq.

         2.2 UNIVERSITY reserves the royalty-free, nonexclusive right to practice under the PATENT RIGHTS to use the LICENSED TECHNOLOGY for its own noncommercial education and research purposes.

         2.3 At the end of the exclusive period hereof, the license granted hereunder shall become nonexclusive.

         2.4 LICENSEE shall have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder only during the exclusive period of this Agreement upon prior written notice to UNIVERSITY. Such sublicenses may extend past the expiration date of the exclusive period of this Agreement, but any exclusivity of such sublicenses shall expire upon the expiration of LICENSEE's exclusivity. Rights of any sublicensees shall terminate upon termination of this Agreement.

         2.5 LICENSEE agrees that any sublicense granted by it shall provide that the obligations to UNIVERSITY of Articles 2, 7, 8, 9, 10, 11 and 15 of this Agreement shall be binding upon the sublicensee as if it were party to this Agreement.

         2.6 LICENSEE agrees to forward to UNIVERSITY a copy of any and all sublicense agreements promptly upon execution thereof. LICENSEE further agrees to attach copies of the Articles set forth in 2.5, above, to each sublicense agreement.

         2.7 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth herein.

                            ARTICLE 3 - DUE DILIGENCE

         3.1 LICENSEE shall use its best efforts to bring the LICENSED TECHNOLOGY to market through a thorough, diligent program for the exploitation of LICENSED TECHNOLOGY and PATENT RIGHTS and to continue active, diligent marketing efforts for the LICENSED TECHNOLOGY throughout the life of this Agreement.

         3.2 LICENSEE shall be deemed to have met the requirements contained in Article 3.1 so long as LICENSEE is conducting sales of the LICENSED TECHNOLOGY or is conducting an active clinical development program of the LICENSED TECHNOLOGY and at all times during the duration of the Sponsored Research Agreement of even date herewith by and between UNIVERSITY and LICENSEE, provided, however, that prior to the expiration of the Sponsored Research Agreement, LICENSEE and UNIVERSITY shall agree upon specific performance milestones relating to the clinical development of the LICENSED TECHNOLOGY in accordance with a proposed development schedule submitted by LICENSEE.

         3.3 LICENSEE's failure to perform in accordance with 3.1 and 3.2 hereof shall be grounds for UNIVERSITY to terminate this Agreement pursuant to the terms of Article 11.1(a) hereof, and upon termination, all rights to and interest in the LICENSED TECHNOLOGY and PATENT RIGHTS shall revert to UNIVERSITY.

                     ARTICLE 4 - ROYALTIES AND OTHER LICENSE
                                  CONSIDERATION

         4.1 In consideration of the rights, privileges and license granted by UNIVERSITY hereunder, LICENSEE shall pay royalties and other monetary consideration as follows:

                  (a) Initial license fee, nonrefundable and not credited against royalties, of $[*] payable as follows:

                            (i) [*] immediately upon execution of this Agreement; and

                           (ii) $[*] immediately upon filing of the first patent application with respect to the LICENSED TECHNOLOGY;

                  (b) Royalties in an amount equal to [*] of NET SALES of the LICENSED TECHNOLOGY in any country for which PATENT RIGHTS have issued, per calendar quarter; or royalties in an amount equal to [*] of NET SALES in any country where no patent issues;

                  (c) Minimum royalty in the amount of $[*] per calendar year if such minimum royalty is greater than the aggregate annual royalty computed in accordance with 4.1(b), above, provided that no minimum royalty shall be required for any year in which LICENSEE is contributing to the Sponsored Research Agreement in any year unless a PATENT RIGHT is pending or issued with respect to the LICENSED TECHNOLOGY and provided further, that all royalty payments made under Article 4.1(b) shall be credited against such minimum royalty amount. However, to the extent that the LICENSEE is commercially pursuing multiple products or processes incorporating the LICENSED TECHNOLOGY, then the minimum royalty specified above shall be $[*] per product or process incorporating the LICENSED TECHNOLOGY which are being commercially pursued by LICENSEE, on the same terms as above.

- ------------------------------

         [*] Confidential Treatment Requested.

         4.2 Royalty payments, pursuant to Article 4.1(b), above, shall be paid to UNIVERSITY in United States dollars and directed to the address set forth in Article 12 hereof within sixty (60) days after the end of each March 31, June 30, September 30 and December 31. The minimum royalty, pursuant to
Article 4.1(c), above, shall be paid to UNIVERSITY in like manner by December 15 of the calendar year in which the minimum royalty is due.

         4.3 Royalty payments which are overdue shall bear interest at the rate of 8% per annum.

         4.4 To the extent permissible under then applicable laws and regulations, LICENSEE shall sell products and/or processes resulting from LICENSED TECHNOLOGY to UNIVERSITY and its AFFILIATES upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to LICENSEE's most favored customer. LICENSEE agrees that it will provide UNIVERSITY and its AFFILIATES the opportunity to purchase such products or processes at the same time as any other United States clinical institution. Notwithstanding the above, the parties agree that a failure by LICENSEE to comply with the terms of this Section 4.4 shall not be deemed to be a default for purposes of Section 11.1 hereof.

                               ARTICLE 5 - REPORTS

         5.1 Within thirty (30) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, LICENSEE shall deliver to UNIVERSITY true and accurate reports of the following information in a form acceptable to UNIVERSITY:

                  (a) number of LICENSED TECHNOLOGY products manufactured and sold by LICENSEE and all sublicensees;

                  (b)      total billings for such products;

                  (c) Accounting for all LICENSED TECHNOLOGY processes used or sold by LICENSEE and all sublicensees;

                  (d)      deductions set forth in Article 1.4;

                  (e)      total royalties due; and

                  (f)      name and addresses of sublicensees.

         5.2 If no royalties shall be due hereunder, LICENSEE shall so advise UNIVERSITY in writing within thirty (30) days after the end of any calendar quarter for which no royalties are due.

         5.3 LICENSEE shall keep full true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Said books of account shall be kept at LICENSEE's principal place of business. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

                         ARTICLE 6 - PATENT PROSECUTION

         6.1 UNIVERSITY has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in such foreign countries as may be designated by LICENSEE within a reasonable time in advance of the required foreign filing dates. LICENSEE shall have the opportunity to advise and cooperate with UNIVERSITY in the prosecution, filing and maintenance of such patents.

         6.2 All fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE, whether incurred prior to or after the date of this Agreement and payments by LICENSEE therefore shall not be creditable against royalties. Such fees and costs incurred by UNIVERSITY prior to the date hereof will be payable by LICENSEE to UNIVERSITY within five (5) business days of the execution of this Agreement by LICENSEE.

                        ARTICLE 7 - INFRINGEMENT ACTIONS

         7.1 Each party shall inform the other promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

         7.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS and, in furtherance of such right, UNIVERSITY hereby agrees that LICENSEE may include UNIVERSITY as a party plaintiff in any such suit, without expense to UNIVERSITY. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any recovery or damages for past infringement derived therefrom subject to payment of royalties thereon at the rate established in Article 4.1(b), after application of the costs incurred by LICENSEE in prosecuting such infringement actions, including legal fees. LICENSEE may, for such purposes, use the name of UNIVERSITY as party plaintiff. Notwithstanding the above, LICENSEE's right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive.

         7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and UNIVERSITY may, for such purposes, use the name of LICENSEE as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either party without the consent of the other, which consent shall not unreasonably be withheld. In any settlement or other conclusion, by litigation or otherwise, UNIVERSITY shall be entitled to share in the monetary award therefrom in at least an amount proportional to the royalty rate established in Article 4.1(b), above, and LICENSEE shall be entitled to offset against royalties due hereunder all costs incurred by LICENSEE in prosecution of any such infringement, including legal fees. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in such proceedings.

         7.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against UNIVERSITY, LICENSEE, at its option, shall have the right, within thirty
(30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

         7.5 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                ARTICLE 8 - INDEMNIFICATION/INSURANCE/LIMITATION
                                  OF LIABILITY

         8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UNIVERSITY, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED TECHNOLOGY or arising from any obligation of LICENSEE hereunder, except to the extent caused by the negligence, recklessness or willful misconduct of UNIVERSITY or its personnel and agents, for which UNIVERSITY shall similarly hold harmless and indemnify LICENSEE, its officers, employees, agents or representatives.

         8.2 Prior to such time as LICENSEE or its sublicensees commence human clinical trials for LICENSED TECHNOLOGY or otherwise commence marketing such LICENSED TECHNOLOGY, LICENSEE shall maintain in force such liability insurance policies and coverages as are required under applicable laws and regulations. At such time as LICENSEE commences marketing the LICENSED TECHNOLOGY, LICENSEE shall maintain in force such liability insurance in such amounts and for such coverages as is customarily taken by similar companies in its industry, to the extent such coverages are reasonably available. LICENSEE shall use its best efforts to have such policies provide that the insurer will give UNIVERSITY not less than 30 days' advance notice of any material changes in or cancellation of coverage, and to have UNIVERSITY named as an additional insured thereunder.

                             ARTICLE 9 - ASSIGNMENT

         9.1 Except as provided in Article 2.4, this Agreement is not assignable and any attempt to do so shall be null and void.

                            ARTICLE 10 - ARBITRATION

         10.1 Except as to issues relating to the validity, enforceability or final determination of infringement of any patent contained in the PATENT RIGHTS licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement which has not been resolved in good faith negotiations between the parties, shall be resolved by a board of three (3) arbitrators in accordance with the rules, then in effect, of the American Arbitration Association. Such independent board shall be composed of three panelists, of sufficient education, scientific experience and national reputation to address such issues. The board shall be composed of one scientist selected by UNIVERSITY, one selected by LICENSEE and one selected by LICENSEE and UNIVERSITY. The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

                            ARTICLE 11 - TERMINATION

         11.1 UNIVERSITY shall have the right to terminate this Agreement if:

                  (a) LICENSEE shall default in the performance of any of the obligations herein contained and such default has not been cured within thirty (30) days after receiving written notice thereof from UNIVERSITY;

                  (b) LICENSEE shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors; or

                  (c) LICENSEE shall terminate the Sponsored Research Agreement with UNIVERSITY for further work on the LICENSED TECHNOLOGY for any reason, except breach thereof by UNIVERSITY, termination by mutual consent, termination for Dr. Huang's departure from UNIVERSITY as described in Section
2.03 of the Sponsored Research Agreement, or expiration of the term of Sponsored Research Agreement.

         11.2 LICENSEE may terminate this Agreement upon six (6) months' prior written notice to UNIVERSITY and upon payment of all amounts due UNIVERSITY through the effective date of the termination.

         11.3 Upon termination of this Agreement neither party shall be released from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee may, however, after the effective date of such termination, sell all products under the LICENSED TECHNOLOGY, provided that LICENSEE shall pay to UNIVERSITY the royalties thereon as required by
Article 4 hereof and submit the reports required by Article 5 hereof.

                              ARTICLE 12 - NOTICES

         12.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified, first-class mail, postage prepaid, addressed to the address below or as either party shall designate by written notice to the other party.

         In the case of UNIVERSITY:

                  Office of Technology Transfer
                  and Intellectual Property
                  911 William Pitt Union
                  University of Pittsburgh
                  Pittsburgh, PA 15260

         In the case of LICENSEE:

                  RGene Therapeutics, Inc.
                  Suite 170
                  2170 Buckthorne Place
                  The Woodlands, TX 77380

                      ARTICLE 13 - AMENDMENT, MODIFICATION

         13.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

                  ARTICLE 14 - REPRESENTATIONS, WARRANTIES AND
                            LIMITATIONS OF LIABILITY

         14.1     UNIVERSITY

                  (a) UNIVERSITY is validly existing and in good standing under the laws of the State of Pennsylvania.

                  (b) The execution, delivery and authority to execute and deliver this Agreement have been duly authorized by all necessary action on the part of the UNIVERSITY.

                  (c) UNIVERSITY has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (d) UNIVERSITY hereby represents and warrants that, other than the grant set forth herein, including, without limitations, any nonexclusive license that UNIVERSITY may be required by law to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America, it has not encumbered, restricted, transferred or otherwise burdened the Technology except that UNIVERSITY makes no such representations and warranties as to the invention disclosure of Dr. Huang and Dr. R. Jude Samulski described on Exhibit A hereto.

                  (e) UNIVERSITY hereby represents and warrants that on the date hereof, it is not aware of any infringement of or by the PATENT RIGHTS or any claims by any other party in and to the TECHNOLOGY except that University makes no such representations and warranties as to the invention disclosure of Dr. Huang and Dr. R. Jude Samulski described on Exhibit A hereto.

                  (f) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF TECHNOLOGY CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE TECHNOLOGY OF ANY THIRD PARTY.

         14.2     LICENSEE

         The LICENSEE represents and warrants that:

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the LICENSEE.

                  (c) It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (d) It has received copies of both invention disclosures identified on Exhibit A hereto.

                           ARTICLE 15 - MISCELLANEOUS

         15.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         15.2 The parties acknowledge that this Agreement together with the SPONSORED RESEARCH AGREEMENT, sets forth the entire understanding and agreement of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

         15.3 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing). Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the LICENSED TECHNOLOGY. Neither party shall issue any press release or make any similar written public statement in regard to this Agreement without the prior written approval of the other party which approval shall not be unreasonably withheld.

         15.4 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the section held invalid, illegal and unenforceable.

         15.5 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

                          ARTICLE 16 - CLINICAL TRIALS

         16.1 LICENSEE agrees that Phase I clinical trials will be performed at UNIVERSITY and its AFFILIATES. LICENSEE further agrees to give preferential consideration to UNIVERSITY and its AFFILIATES for the conduct of Phase II and III clinical trials, subject to the understanding that LICENSEE may be obligated or deem it advisable to conduct Phase II and III clinical trials incorporating technology licensed by LICENSEE from other institutions, at such other institutions or their affiliates. Additional medical centers may be involved in Phase II and III clinical trials, as may be necessary.

         IN WITNESS WHEREOF, the parties have set their hands and seals this 12th day of October, 1994.


                                           UNIVERSITY OF PITTSBURGH -
                                           OF THE COMMONWEALTH
                                           SYSTEM OF HIGHER EDUCATION

WITNESS:


                                        By /s/ BEN J. TUCHI
- ------------------------------------       ----------------
                                           Ben J. Tuchi, Ph.D.
                                           Senior Vice Chancellor
                                           Business and Finance

WITNESS:                                   RGENE THERAPEUTICS, INC.


                                        By /s/ MARTIN H. LINDENBERG
- ------------------------------------       ------------------------
                                           Martin H. Lindenberg, M.D.
                                           President & CEO

                                    EXHIBIT A

         Invention Disclosures

         1.       [*]

         2.       [*]






- ------------------------------

         [*] Confidential Treatment Requested.

                                    EXHIBIT B


                          SPONSORED RESEARCH AGREEMENT

         This Sponsored Research Agreement ("Agreement") entered into this 12th day of October, 1994 between RGene Therapeutics, Inc., a corporation organized under the laws of the State of Delaware and having an office at 2170 Buckthorne Place, Suite 170, The Woodlands, Texas 77380, hereinafter referred to as "Sponsor";

                                       and

University of Pittsburgh of the Commonwealth System of Higher Education, a nonprofit Pennsylvania corporation having an office at Office of Research, 350 Thackeray Hall, Pittsburgh, Pennsylvania 15260, hereinafter referred to as "University."

                              W I T N E S S E T H:

         WHEREAS, Sponsor desires the research services of University and University desires and agrees to provide such services to Sponsor;

         WHEREAS, Sponsor and University have entered into that certain License Agreement of even date herewith (the "License Agreement") which provides for an exclusive worldwide license to Sponsor of certain patent rights and technology invented and to be invented by Leaf Huang, Ph.D. (the "Principal Investigator"), an employee of University;

         NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

1.       SCOPE OF WORK

         1.01 University agrees to use its best efforts to perform services for Sponsor as described in the Statement of Work in proposal attached hereto as Appendix A ("Project"), as it may be modified by agreement from time to time.

         1.02 University shall use its best efforts to cause Principal Investigator and persons on his staff or under his direct supervision ("Research Associates") to use their best efforts to perform the Project, as it may be modified from time to time by consent of Sponsor and University, and to meet from time to time with Sponsor to discuss the planning and progress of the Project.

         1.03 All studies done in connection with the Project shall be carried out in compliance with any applicable federal, state or local laws, regulations or guidelines governing the conduct of such research.

2.       TERM

         2.01 The Term of this Agreement is four years, commencing on execution, subject to early termination as provided in Section 2.03 or Section 10 hereof.

         2.02 Any extension must be in writing upon terms mutually agreeable to the parties hereto.

         2.03 If, for any reason, the Principal Investigator ceases to be associated with University or otherwise becomes unavailable to work on the Project, a qualified replacement scientist at University shall be mutually appointed by Sponsor and University or, in the event that a mutually acceptable scientist is not identified and agreed upon, at Sponsor's sole option, this Agreement shall be terminated on 30 days written notice, and any remaining financial obligations of Sponsor, including the payment of the Project Funds as set forth in Section 3, shall be cancelled.

3.       PAYMENT

         3.01 Subject to early termination of this Agreement in accordance with the terms of Section 2.03, 10.01 and 10.03, Sponsor agrees to pay the sum of $[*] to University ("Project Funds") for the services, payment to be made as follows: in eight equal semi-annual installments over the Term, with the first payment due within thirty (30) days of execution of this Agreement and the remaining payments due each six months thereafter.

         3.02 University costs shall follow the proposed budget as contained in Appendix A.

         3.03 The Project Funds specified shall be inclusive of any and all direct and indirect costs associated with the Project.

4.       REPORTS

         4.01 University shall provide Sponsor with periodic verbal reports on request and with semi-annual written reports of the results of the Project. University shall throughout the Term of this Agreement provide to Sponsor copies of all data and other

- ------------------------------

         [*] Confidential Treatment Requested.

information generated by or on behalf of the Principal Investigator or Research Associates pursuant to this Agreement, including without limitation, all raw data obtained as a result of studies conducted in the course of the Project and all experimental procedures developed under the Project in sufficient written detail to permit Sponsor's personnel to employ such procedures in their own research.

         4.02 Upon completion of the services by University, or earlier termination of this Agreement, University shall provide a final written report to Sponsor, which final report shall include: (i) a complete summary of the services performed, (ii) a good faith evaluation by the Principal Investigator of the relationship of the research to the discovery of new modalities of therapy in the field of the Project, and (iii) detailed experimental protocols of the assays performed in the course of the Project, and such other information or data as may be specified in Appendix A. University shall also, at Sponsor's option, meet with Sponsor to discuss the services or the content of the final report.

5.       INSURANCE

         5.01 University shall provide the necessary Workman's Compensation and Employer's Liability insurance to meet statutory liability limits of the Commonwealth of Pennsylvania for the employees of University involved in this Project.

6.       LIABILITY

         6.01 University shall not be responsible or liable for any injuries or losses which may result from the implementation or use by Sponsor or others of the results from the Project or research data generated by University.

         6.02 Sponsor agrees to indemnify, defend and hold harmless University, its trustees, officers, agents and employees with respect to any expense, claim, liability, loss, damage, or costs (including attorney's fees) in connection with or in any way arising out of the use of the data or results from the Project, except for such expenses, claims, liabilities, losses, damages, or costs (including attorneys' fees) which relate to injuries or death of persons which occur on University premises and which result from the negligence of any of University's personnel. University shall notify Sponsor if it learns of the institution or threatened institution of any such claims or lawsuit and University shall cooperate with Sponsor in every proper way in the defense or settlement thereof at Sponsor's request and expense.

7.       DISCLAIMER OF WARRANTY

         7.01 Any information, materials or services furnished by University pursuant to this Agreement are on an "as is" basis. UNIVERSITY MAKES NO WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED AS TO ANY MATTER, INCLUDING BUT NOT LIMITED TO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY, OR THAT USE BY SPONSOR OF THE RESULTS OBTAINED WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS OF THIRD PARTIES. In no event shall University be liable to Sponsor for indirect, special, or consequential damages, such as loss of profits or inability to use the results obtained or any applications and derivations thereof.

8.       INTELLECTUAL PROPERTY RIGHTS

         8.01 Under University policy, all rights and title to any inventions and/or discoveries ("Inventions") developed under Project which were made either solely by University personnel or jointly by University and Sponsor personnel shall belong to University, subject to the terms set out in Section
8.02 and 8.03 below.

         8.02 If the Project results in an Invention, whether patentable or unpatentable, which may be commercially useful and which is within the Field of Research identified in the Project attached hereto as Appendix A, such Invention shall be automatically licensed to Sponsor under the terms of the License Agreement attached hereto without any further act by Sponsor or University, except payment of the licensing fee, if any, required by Section 4.1(a) of such License Agreement. University shall, in cooperation with the Principal Investigator, promptly supply Sponsor with a copy of the disclosure of any such Invention in confidence for Sponsor's evaluation purposes.

         8.03 University hereby grants to Sponsor a right of first refusal to an exclusive royalty-bearing license to Inventions developed under this Agreement which are not within the Field of Research to the extent it is legally able to do so, subject to Public Law 96-517 and to the constraints set forth herein. Such option must be exercised within ninety (90) days from the date of disclosure to Sponsor, unless such time is extended by written agreement of the parties. If Sponsor exercises its right of first refusal as provided in this
Section 8.03, and provided that Sponsor agrees to reimburse University for the costs of patent prosecution and maintenance in the United States and foreign countries upon execution of such exclusive license, the University and Sponsor shall negotiate a license agreement in good faith to include reasonable royalty rates and other customary terms and conditions, including but not limited to, a royalty free, nonexclusive license in favor of the University to use such

Inventions for noncommercial education and research purposes, within three (3) months of the date Sponsor exercises its right of first refusal. If a mutually acceptable agreement is not executed and delivered by the end of such three (3) months, Sponsor's rights described in Section 8.03 hereof shall terminate, provided, however, that University agrees that it will not enter into a license agreement with a third party on terms which are less favorable to University than were last offered by University to Sponsor.

         8.04 Rights to Inventions, whether patentable or copyrightable or not, relating to Project made solely by employees of Sponsor shall belong to Sponsor. Provided, University shall retain, at a minimum, a nonexclusive, royalty free non-transferable right to use such Inventions developed under this Agreement for educational and research activities on a non-commercial basis for University.

         8.05 In the event that any Invention which is subject to the right of first refusal provided in Section 8.03 is the result of a sponsored research agreement with another commercial entity other than Sponsor and such entity has rights thereto with respect to the commercialization of such Invention, then in such event Sponsor agrees that it will in good faith negotiate with such other entity to arrive at a mutually beneficial agreement with respect to the commercialization of such Invention.

9.       PUBLICATIONS; CONFIDENTIALITY

         9.01 University and Sponsor agree to maintain as confidential and proprietary all confidential information which was provided by the other party during the Term hereof. Except as provided in subparagraph 9.02 below, University and Sponsor agree not to use except in furtherance of this Agreement and not to disclose orally, by written publication or otherwise any Project results, except that such information may be disclosed insofar as such disclosure is necessary to allow either University or Sponsor, as the case may be, to defend itself against litigation, to file and prosecute patent applications on any invention conceived or reduced to practice under the Project, to comply with judicial decree or governmental action, or as may be otherwise required in order to commercialize the Project results pursuant to the License Agreement. Notwithstanding the above, such obligation of confidentiality shall not apply to information that at the time of disclosure:

                   (i)     is in the public domain;

                  (ii) has come into the public domain through no fault of University;

                 (iii) was known to the receiving party prior to its disclosure by the disclosing party, or

                  (iv) was disclosed by the disclosing party to a third party not under an obligation of confidence.

         9.02 In the exercise of the rights of academic freedom of an educational institution and its faculty, University, the Principal Investigator and the Research Associates shall have the right to publish in scientific or other journals or to present at professional conferences or other meetings the results of the research conducted under this Agreement. In order to permit Sponsor the opportunity to properly protect patent and proprietary rights relating to the Project, a copy of each proposed publication shall be provided to Sponsor thirty (30) days in advance of submission for publication to permit Sponsor time in which to prepare application(s) for letters patent regarding the subject matter of such publication. Any final proposed publication provided to Sponsor shall be considered as acceptable for submission for publication unless Sponsor notifies University and the Principal Investigator within thirty (30) days of receipt of the proposed publication that it requires additional time to secure patents on such Project in which case Sponsor shall have an additional sixty (60) days to undertake such action before publication. Sponsor shall also receive final drafts of any proposed publication, and Sponsor shall be named in the publication as the sponsor of the Project or, as the case may be, licensee of such technology. The right to review publications as set forth herein shall extend only to the work product of the Principal Investigator and the Research Associates pursuant to the Project and not to the work product of other research conducted in the laboratories of the Principal Investigator or Research Associates or in the laboratories of other researchers at University.

10.      TERMINATION

         10.01 Sponsor may terminate this Agreement with or without cause, at any time prior to the expiration of the designated term by giving sixty (60) days written notice to University.

         10.02 Upon early termination of this Agreement, Sponsor shall pay all costs accrued by University as of the date of termination including non-cancelable obligations for the Term of the Agreement, which shall include all appointments of research staff incurred prior to the effective date of the termination.

         10.03 In the event that either party shall be in default of any of its obligations under this Agreement, and shall fail to remedy such default within 60 days after receipt of written notice thereof, the party not in default shall have the option of cancelling this Agreement by giving written notice of termination to the other party.

         10.04 Termination of this Agreement shall not affect the rights and obligations of the parties which shall have accrued prior to termination including, without limitation the confidentiality obligations set forth in
Section 9.01.

11.      PUBLICITY

         11.01 Sponsor will not use the name of University nor of any member of University personnel, in any publicity, advertising, or news release without the prior written approval of University.

12.      GOVERNING LAW

         12.01 This Agreement shall be deemed to be a contract under, and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

13.      MISCELLANEOUS

         13.01 Nothing contained in this Agreement is to be construed to constitute University and Sponsor as partners or joint venturers of each other, or to constitute the employees, agents or representatives of either party as the employees, agents or representatives of the other party, it being intended that the relationship between University and Sponsor shall at all times be that of independent contractors. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party; or to bind the other party to any contract, agreement or undertaking with any third party. Sponsor agrees, warrants and represents to University, with the intention that University may rely thereon, that Sponsor does not now exercise, and will not be permitted during the terms of this Agreement to exercise any significant degree of control over University's method of operation.

         13.02 University agrees that it is responsible for withholding and paying to appropriate taxing bodies, all statutory payroll taxes that are applicable to University personnel to be supported under the Project.

         13.03 Failure of either party hereto to enforce any of the provisions of this Agreement, or of any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights or elections, or in any way affect the validity of this Agreement. The failure by any party hereto to enforce any of such provisions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

         13.04 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal or unenforceable, it shall be considered severed from the Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of the Agreement are in accordance with the intention of the parties. It is the further intention of the parties that in lieu of any provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to this Agreement.

         13.05 This Agreement may not be and shall not be construed to have been modified, amended, rescinded, cancelled or waived, in whole or in part, except in writing signed by the parties hereto and making specific reference to this Agreement. This Agreement, together with the License Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof.

         13.06 Any notice or communication required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by certified mail, postage prepaid, addressed to such other party at its respective address as follows:

         If to University:

                  University of Pittsburgh
                    of the Commonwealth System
                    of Higher Education
                  350 Thackeray Hall
                  Pittsburgh, Pennsylvania  15260
                  Attention:        Michael M. Crouch
                                    Director, Office of Research

         With a copy to:

                  Frances Connell, Director
                  Office of Technology Transfer
                    and Intellectual Property
                  911 William Pitt Union
                  Pittsburgh, Pennsylvania  15260

         If to Sponsor:

                  RGene Therapeutics, Inc.
                  2170 Buckthorne Place, Suite 170
                  The Woodlands, Texas  77388
                  Attention:        President

         With a copy to:

                  Andrews & Kurth L.L.P.
                  2170 Buckthorne Place, Suite 150
                  The Woodlands, Texas  77380
                  Attention:        Jeffrey R. Harder

         13.07 The headings used herein are included solely for the purpose of convenience, and shall not be used in any way to construe, modify, explain, enlarge or restrict any of the provisions hereof.

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective duly authorized representatives.

WITNESS:                                UNIVERSITY OF PITTSBURGH - OF
                                          THE COMMONWEALTH SYSTEM
                                          OF HIGHER EDUCATION

                                        By:  /S/ MICHAEL M. COUCH
- ------------------------------               -----------------------------------

                                        Typed Name:  Michael M. Crouch
                                                     ---------------------------

                                        Title:  Director, Office of Research
                                                --------------------------------

                                        Date:  9-29-94
                                               ---------------------------------



WITNESS:                                RGENE THERAPEUTICS, INC.

                                        By:  /S/ MARTIN H. LINDENBERG
- ------------------------------               -----------------------------------

                                        Typed Name:  Martin H. Lindenberg, M.D.
                                                     ---------------------------

                                        Title:  President & CEO
                                                --------------------------------

                                        Date:  10-12-94
                                               ---------------------------------